Exhibit 99.1

CBIZ Board Appoints Richard T. Marabito as Independent Director

August 12, 2021

CLEVELAND, Aug. 12, 2021 /PRNewswire/ — CBIZ, Inc. (NYSE: CBZ) (“the Company”), a leading provider of financial, insurance and advisory services, today announced the appointment of Richard T. Marabito as independent director to the Company’s Board of Directors, effective August 12, 2021.

The appointment of Mr. Marabito comes as the CBIZ Board of Directors approved the expansion of its membership from 10 to 11 directors. Mr. Marabito will serve as an independent director and sit on the Audit Committee of the Board.

Mr. Marabito currently serves as Chief Executive Officer of Olympic Steel, a national metals service center headquartered in Cleveland, Ohio that focuses on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. Mr. Marabito became CEO in 2018 after serving for 18 years as the Chief Financial Officer. He joined the company in 1994 as Corporate Controller. Mr. Marabito started his career in public accounting at Arthur Andersen. He served on the Board of Directors and as Audit Committee Chairman for Hawk Corporation from 2008 until the company’s sale in November 2010.

CBIZ Chairman Steven L. Gerard stated, “We are very pleased to welcome Rick Marabito to the CBIZ Board of Directors. The Board and Company will benefit from Mr. Marabito’s extensive leadership and experience as a Chief Executive Officer and Chief Financial Officer of a publicly traded company, his time spent in the public accounting industry and his significant business acumen and expertise.”

Mr. Marabito holds a BA in accounting from the University of Mount Union and is a Certified Public Accountant in the state of Ohio.

About CBIZ

CBIZ, Inc. is a leading provider of financial, insurance and advisory services to businesses throughout the United States. Financial services include accounting, tax, government health care consulting, transaction advisory, risk advisory, and valuation services. Insurance services include employee benefits consulting, retirement plan consulting, property and casualty insurance, payroll, and human capital consulting. With more than 100 offices in 31 states, CBIZ is one of the largest accounting and insurance brokerage providers in the U.S. For more information, visit www.cbiz.com.